Exhibit 99.1

ATI Announces First Quarter 2019 Results

Increased sales offset by unexpected operational headwinds; on track to deliver improved results for remainder of 2019

First Quarter 2019 Highlights

  Sales were $1.0 billion, 3% higher than Q1 2018
    High Performance Materials & Components (HPMC) sales of $601 million, increased 7% versus Q1 2018
    Flat Rolled Products (FRP) sales of $404 million, down 4% versus Q1 2018
  Business segment operating profit was $61.7 million, or 6.1% of sales
    HPMC segment operating profit was $72.6 million, or 12.1% of sales
    FRP segment operating loss was $10.9 million, or (2.7)% of sales
    Both segments impacted by unexpected short-term operational headwinds
  Net income attributable to ATI was $15.0 million, or $0.12 per share

PITTSBURGH--(BUSINESS WIRE)--April 23, 2019--Allegheny Technologies Incorporated (NYSE: ATI) reported first quarter 2019 results, with sales of $1.0 billion and net income attributable to ATI of $15.0 million, or $0.12 per share. This compares to ATI’s first quarter 2018 sales of $979 million and net income attributable to ATI of $58.0 million, or $0.42 per share, and first quarter 2018 adjusted results of $43.3 million, or $0.32 per share, excluding a $15.9 million pre-tax, or $0.10 per share, gain on the sale of a 50% interest and subsequent deconsolidation of the A & T Stainless joint venture (JV).

“While our first quarter sales increased to $1 billion, our financial results were below our expectations as we faced unexpected operational headwinds in both of our business segments,” said Robert S. Wetherbee, ATI President and Chief Executive Officer. “We are working proactively to address challenges we faced in the form of short-term powder billet shortages and higher operating costs by ramping up our own production to offset future uncertainty. The company holds strong positions in high-value, growing markets, and the overall fundamentals of our businesses are solid. We are on track to deliver improved results in the second quarter and throughout the balance of 2019, and progress toward our longer-term objectives remains on pace.”

HPMC sales increased 7.2% in the first quarter 2019 compared to prior year primarily due to higher aerospace & defense market sales, led by growth in airframes and government and defense. Next-generation jet engine products sales increased by 8.9% and represented 52% of total first quarter 2019 HPMC jet engine product sales. Despite the increase in these sales, HPMC operating profit declined versus prior year to $72.6 million, or 12.1% of sales, due to the greater than anticipated operational and cost headwinds. “HPMC segment results were negatively impacted by the ongoing disruption in third party nickel powder billet supply, as well as the related operating costs to qualify materials and quickly ramp nickel powder production to help alleviate the shortage of incoming third-party powder billet. Segment results were also adversely impacted by the temporary margin compression caused by a recent steep and rapid drop in cobalt prices,” said Mr. Wetherbee.

FRP sales were down 4% in the first quarter 2019 compared to prior year, largely due to weaker demand for commodity stainless products, resulting in an operating loss of $10.9 million for the first quarter of 2019. “Our STAL JV extended its production downtime for the Lunar New Year holiday period as a result of lower domestic demand in China, which is in part related to the current trade tensions between the U.S. and China. This lower demand, coupled with increased operating costs for the newly expanded STAL JV production facilities, resulted in lower than expected first quarter profitability,” said Mr. Wetherbee. Additionally, due to customer inventory destocking actions, the U.S. Flat Rolled business faced weaker than expected demand for commodity stainless products which resulted in operational inefficiencies in downstream finishing operations. FRP segment results in the first quarter 2019 also include a $3 million loss for ATI’s share of the A&T Stainless JV as a direct result of the ongoing Section 232 import tariffs. The Company continues to work toward securing an exclusion on behalf of the JV.

As of March 31, 2019, cash on hand was $217 million and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $360 million, with no borrowings under the revolving credit portion of the ABL. Cash used in operations for the first quarter of 2019 was $130.0 million, largely due to higher managed working capital from increased business activity, a $25 million contribution to the U.S. defined benefit pension plan and payment of 2018 annual incentive compensation. Capital expenditures for the first quarter 2019 were $24 million.

Strategy and Outlook

“We continue to work proactively with our customers to jointly address current supply constraints related to the ongoing aerospace production ramp, and as previously announced, we expect to maintain our current production and delivery schedules related to the 737 MAX aircraft,” said Mr. Wetherbee. “We have full confidence in Boeing’s ability to address current narrow-body model issues.”

In the HPMC segment, the Company is aligned and focused on overcoming first quarter headwinds and anticipates sequential improvement in segment financial results. However, operating margins will likely be below initial expectations for the second quarter while the Company works aggressively to offset operational challenges and prepare the Bakers Powder facility for additional profitable growth. Segment operating margins in the second half of 2019 are expected to be much improved over the first half of the year. The Company believes that the supply chain issues are temporary and the benefits from increased share of high value commercial jet engine materials and components will provide a financial tailwind. “We are dedicated to strong operational execution and to meeting our aerospace production ramp requirements,” said Mr. Wetherbee.

In the FRP segment, the Company expects higher sequential revenue and a solid return to profitability in the second quarter of 2019 due to improved customer demand for high-value products, both in the U.S. and for the STAL JV, and favorable raw material surcharge values. Continued improvements in the second half of 2019 are expected due to further increases in high-value nickel and titanium product sales. “Our focus for the FRP segment remains on improving product mix and increasing volumes related to our HRPF conversion agreements while ensuring a strong cost discipline as the business changes over time.

“Cash generation from operations remains a key focus, and we intend to carefully balance our working capital and other cash needs with the pace of our capital expenditure requirements and financing obligations. We expect to generate significant positive free cash flow over the balance of 2019, excluding pension plan contributions,” Wetherbee concluded.

First Quarter 2019 Financial Results

  Sales for the first quarter 2019 were $1.0 billion, a 3% increase compared to the first quarter 2018. HPMC sales reflect stronger demand for titanium products and nickel-based and specialty alloy products, partially offset by declines in forged components. FRP sales declined 4% principally in oil and gas and commodity stainless sheet products. Aerospace & defense market sales in the FRP segment were up 70% year-over-year. This was supported by significantly higher production of titanium armor plate for the Abrams tank in the U.S. and Stryker vehicle in the U.K.; additional titanium volumes for jet airframes; and increased nickel and cobalt bearing alloy sheet products for jet engines.
  Gross profit in the first quarter 2019 was $131.1 million, or 13.0% of sales, compared to $148.6 million, or 15.2% of sales, in the first quarter of 2018.
  Net income attributable to ATI for the first quarter 2019 was $15.0 million, or $0.12 per share, compared to net income attributable to ATI of $58.0 million, or $0.42 per share for the first quarter 2018, and adjusted net income for the first quarter 2018 of $43.3 million, or $0.32 per share, excluding the A&T Stainless gain. First quarter 2019 results reflect a $9 million increase in retirement benefit expense. Results in all periods include impacts from income taxes, which differ from applicable standard tax rates, primarily related to the impact of income tax valuation allowances.
  Cash on hand at March 31, 2019 was $217.0 million. In the first quarter 2019, cash used in operating activities was $130.0 million, including $121.0 million invested in managed working capital for increased business activity and a $25.1 million contribution to the U.S. defined benefit pension plan. Capital expenditures in the first quarter 2019 were $23.5 million, in line with expectations. Cash used in financing activities was $11.4 million, primarily related to income tax withholding on share-based compensation.

High Performance Materials & Components Segment

Market Conditions

  Aerospace and defense sales in the first quarter 2019 were $465.1 million, 1% higher than the fourth quarter 2018, and represented 77% of total segment sales. Compared to the fourth quarter 2018, commercial airframe sales were up 16% and government aero/defense sales were 21% higher, while commercial jet engine sales were 9% lower. Total HPMC first quarter 2019 sales increased 1% over the fourth quarter 2018, with sales to the medical market up 16%, offset by a 30% decline in the oil & gas market. Direct international sales represented 44% of total segment sales for the first quarter 2019.
  The Company extended its Long-Term Purchase Agreement (LTPA) with Rolls-Royce to supply rotating disc quality specialty materials for the Trent engine family; the LTPA reliably secures Rolls-Royce’s supply of critical materials for their innovative engine portfolio through 2029.

First quarter 2019 compared to first quarter 2018

  Sales were $601.2 million, a $40.5 million, or 7%, increase compared to the first quarter 2018, primarily due to higher sales of titanium products and nickel-based and specialty alloy products, both up over 15%. Sales to the aerospace and defense markets were 9% higher than the prior year, including a 25% increase in airframe sales and a 30% increase in aero/engine defense sales. Commercial jet engine sales declined 2% compared to prior year, despite a 9% increase in next-generation jet engine products.
  Segment operating profit declined to $72.6 million, or 12.1% of sales, compared to $85.5 million, or 15.2% of sales for the first quarter 2018. This decline reflects various operational headwinds, including third party nickel-powder billet supply constraints, higher operating costs in preparation for increased nickel-powder production and negative impacts from the recent rapid drop in raw material prices, largely driven by cobalt. These headwinds more than offset any operating profit improvement from higher productivity related to increasing aerospace and defense sales, and an improved product mix of next-generation jet engine products.

Flat Rolled Products Segment

Market Conditions

  In the first quarter 2019, sales to the oil & gas market declined 12% compared to the fourth quarter 2018. Recovery is anticipated in this market for the remainder of the year; as previously announced, ATI has been selected to supply the nickel-based flat rolled products for a large oil pipeline project in South America. Expected revenue value is $45 million in 2019, with shipments beginning in the second quarter.
  In addition, sales to the electronics market declined 25% sequentially along with a 16% sequential decline in food equipment & appliances. Sales decreased 5% for high-value products and 2% for standard products, compared to the fourth quarter 2018. Direct international sales were 29% of first quarter 2019 segment sales.

First quarter 2019 compared to first quarter 2018

  Sales were $403.6 million, a $14.7 million, or 4%, decrease compared to the prior year period, due to 8% lower sales of standard products, primarily commodity stainless steel sheet. Shipment volume for high-value products was 2% lower, compared to the first quarter 2018.
  Segment operating loss was $10.9 million, or (2.7%) of sales, compared to profit of $10.9 million, or 2.6% of sales for the first quarter 2018. Results in 2019 reflect negative impacts from our STAL JV, due to demand softness and higher operating costs related to the recent production expansion, and commodity stainless products in the U.S. business, resulting from cost inefficiencies in our finishing operations as a result of customer inventory destocking actions. In addition, FRP segment results for the first quarter 2019 reflect higher retirement benefit expense and a $3 million loss for ATI’s share of the A&T Stainless JV, primarily due to Section 232 tariffs.

Corporate Expenses/Closed Operations and Other Expenses

  Corporate expenses in the first quarter 2019 were $16.6 million, which was $3.4 million higher than the first quarter 2018, which includes higher expense for company-owned life insurance policies and higher incentive compensation costs.
  Closed operations and other expenses in the first quarter 2019 were $3.1 million, which was $5.0 million lower than the first quarter 2018 primarily from lower carry costs and environmental costs for closed facilities in 2019, along with foreign currency remeasurement gains in 2019 compared to losses in 2018.

Income Taxes

  ATI continues to maintain income tax valuation allowances on its U.S. federal and state deferred tax assets, and the Company does not expect to pay any significant U.S. federal or state income taxes for the next few years due to net operating loss carryforwards. The first quarter 2019 4.7% tax rate primarily relates to the combination of the low tax rate caused by the valuation allowances mentioned above and the inclusion of income taxes on non-U.S. operations, resulting in a rate substantially lower than the U.S. statutory rate of 21%.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, April 23, 2019, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve month period ended March 31, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2019	2018	2018

Sales	$1,004.8	$1,037.9	$979.0

Cost of sales	873.7	890.3	830.4
Gross profit	131.1	147.6	148.6

Selling and administrative expenses	68.0	72.9	67.1
Operating income	63.1	74.7	81.5
Nonoperating retirement benefit expense	(18.3)	(8.4)	(8.3)
Interest expense, net	(24.8)	(25.2)	(25.5)
Other (expense) income, net	(2.9)	(1.9)	17.8
Income before income taxes	17.1	39.2	65.5
Income tax provision (benefit)	0.8	(5.8)	5.0
Net income	$16.3	$45.0	$60.5
Less: Net income attributable to noncontrolling interests	1.3	3.9	2.5
Net income attributable to ATI	$15.0	$41.1	$58.0

Basic net income attributable to ATI per common share	$0.12	$0.33	$0.46

Diluted net income attributable to ATI per common share	$0.12	$0.30	$0.42

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit (Loss) by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	December 31	March 31
	2019	2018	2018
Sales:
High Performance Materials & Components	$601.2	$596.1	$560.7
Flat Rolled Products	403.6	441.8	418.3

Total external sales	$1,004.8	$1,037.9	$979.0

Operating profit (loss):

High Performance Materials & Components	$72.6	$76.0	$85.5
% of Sales	12.1%	12.7%	15.2%

Flat Rolled Products	(10.9)	11.3	10.9
% of Sales	-2.7%	2.6%	2.6%

Total operating profit	61.7	87.3	96.4
% of Sales	6.1%	8.4%	9.8%

LIFO and net realizable value reserves	(0.1)	(0.7)	-

Corporate expenses	(16.6)	(17.2)	(13.2)

Closed operations and other expense	(3.1)	(5.0)	(8.1)

Gain on joint venture deconsolidation	-	-	15.9

Interest expense, net	(24.8)	(25.2)	(25.5)

Income before income taxes	$17.1	$39.2	$65.5

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	March 31,	December 31,
	2019	2018
ASSETS

Current Assets:
Cash and cash equivalents	$217.0	$382.0
Accounts receivable, net of allowances for doubtful accounts	565.1	527.8
Short-term contract assets	48.7	51.2
Inventories, net	1,254.4	1,211.1
Prepaid expenses and other current assets	92.7	74.6
Total Current Assets	2,177.9	2,246.7

Property, plant and equipment, net	2,470.7	2,475.0
Goodwill	536.8	534.7
Other assets	305.6	245.4

Total Assets	$5,491.0	$5,501.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$455.3	$498.8
Accrued liabilities	220.4	260.1
Short-term contract liabilities	77.9	71.4
Short-term debt and current portion of long-term debt	6.4	6.6
Total Current Liabilities	760.0	836.9

Long-term debt	1,536.2	1,535.5
Accrued postretirement benefits	309.5	318.4
Pension liabilities	701.1	730.0
Deferred income taxes	14.5	12.9
Other long-term liabilities	123.1	76.5
Total Liabilities	3,444.4	3,510.2

Total ATI stockholders' equity	1,934.2	1,885.7
Noncontrolling interests	112.4	105.9
Total Equity	2,046.6	1,991.6

Total Liabilities and Equity	$5,491.0	$5,501.8

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Three Months Ended
	March 31
	2019	2018

Operating Activities:

Net income	$16.3	$60.5

Depreciation and amortization	38.7	39.8
Deferred taxes	1.6	(0.2)
Change in managed working capital	(121.0)	(63.1)
Change in retirement benefits	(18.4)	0.5
Accrued liabilities and other	(47.2)	(84.6)
Cash used in operating activities	(130.0)	(47.1)
Investing Activities:
Purchases of property, plant and equipment	(23.5)	(41.6)
Asset disposals and other	(0.1)	0.1
Cash used in investing activities	(23.6)	(41.5)
Financing Activities:
Borrowings on long-term debt	-	6.4
Payments on long-term debt and finance leases	(1.5)	(1.3)
Net (payments) borrowings under credit facilities	-	50.9
Sale to noncontrolling interests	-	7.4
Taxes on share-based compensation and other	(9.9)	(6.5)
Cash (used in) provided by financing activities	(11.4)	56.9
Decrease in cash and cash equivalents	(165.0)	(31.7)
Cash and cash equivalents at beginning of period	382.0	141.6
Cash and cash equivalents at end of period	$217.0	$109.9

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended
	March 31		March 31
	2019		2018
Market
Aerospace & Defense:
Jet Engines	$280.0	28%	$276.7	28%
Airframes	152.3	15%	120.3	12%
Government Aerospace & Defense	93.3	9%	65.4	7%
Total Aerospace & Defense	$525.6	52%	$462.4	47%
Oil & Gas	112.8	11%	152.7	16%
Automotive	76.9	8%	79.1	8%
Construction/Mining	57.9	6%	55.6	6%
Electrical Energy	55.7	6%	52.2	5%
Food Equipment & Appliances	53.2	5%	58.9	6%
Medical	46.1	5%	44.9	5%
Electronics/Computers/Communications	34.1	3%	32.9	3%
Other	42.5	4%	40.3	4%
Total	$1,004.8	100%	$979.0	100%

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31	December 31	March 31
	2019	2018	2018
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	30%	30%	30%
Precision forgings, castings and components	19%	19%	21%
Titanium and titanium-based alloys	19%	19%	16%
Precision and engineered strip	13%	14%	14%
Zirconium and related alloys	6%	5%	5%
Total High-Value Products	87%	87%	86%
Standard Products
Stainless steel sheet	7%	8%	8%
Specialty stainless sheet	4%	4%	4%
Stainless steel plate and other	2%	1%	2%
Total Standard Products	13%	13%	14%
Grand Total	100%	100%	100%

	Three Months Ended
	March 31	December 31	March 31
Shipment Volume:	2019	2018	2018

Flat Rolled Products (000's lbs.)
High value	82,178	89,963	84,042
Standard	92,638	90,529	109,249
Flat Rolled Products total	174,816	180,492	193,291

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$3.27	$3.14	$3.30
Standard	$1.37	$1.43	$1.26
Flat Rolled Products combined average	$2.26	$2.28	$2.15

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2019	2018	2018

Numerator for Basic net income per common share -
Net income attributable to ATI	$15.0	$41.1	$58.0
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	-	3.3	3.2
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$15.0	$44.4	$61.2

Denominator for Basic net income per common share -
Weighted average shares outstanding	125.4	125.2	125.0
Effect of dilutive securities:
Share-based compensation	0.7	1.4	0.6
4.75% Convertible Senior Notes due 2022	-	19.9	19.9
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	126.1	146.5	145.5

Basic net income attributable to ATI per common share	$0.12	$0.33	$0.46

Diluted net income attributable to ATI per common share	$0.12	$0.30	$0.42

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2019	2018

Accounts receivable	$565.1	$527.8
Short-term contract assets	48.7	51.2
Inventory	1,254.4	1,211.1
Accounts payable	(455.3)	(498.8)
Short-term contract liabilities	(77.9)	(71.4)
Subtotal	1,335.0	1,219.9

Allowance for doubtful accounts	5.7	6.0
LIFO reserve	(4.7)	(2.9)
Inventory reserves	96.5	88.5
Managed working capital	$1,432.5	$1,311.5

Annualized prior 3 months sales	$4,019.0	$4,151.3

Managed working capital as a % of annualized sales	35.6%	31.6%

March 31, 2019 change in managed working capital	$121.0
As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2019	2018

Total debt (a)	$1,552.3	$1,552.5
Less: Cash	(217.0)	(382.0)
Net debt	$1,335.3	$1,170.5

Net debt	$1,335.3	$1,170.5
Total ATI stockholders' equity	1,934.2	1,885.7
Net ATI capital	$3,269.5	$3,056.2

Net debt to ATI capital	40.8%	38.3%

Total debt (a)	$1,552.3	$1,552.5
Total ATI stockholders' equity	1,934.2	1,885.7
Total ATI capital	$3,486.5	$3,438.2

Total debt to total ATI capital	44.5%	45.2%
(a)	Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated April 23, 2019:

Three Months Ended
March 31
2018

Net income attributable to ATI	$58.0
Adjust for special items:
Gain on joint venture deconsolidation, net of tax (a)	(14.7)
Net income attributable to ATI excluding special items	$43.3

Per Diluted Share *
Net income attributable to ATI	$0.42
Adjust for special items:
Gain on joint venture deconsolidation, net of tax (a)	(0.10)
Net income attributable to ATI excluding special items	$0.32
* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) First quarter 2018 results include a gain on deconsolidation of Allegheny & Tsingshan Stainless following the sale of a 50% noncontrolling interest and subsequent derecognition. The $15.9 pretax gain, including ATI's retained 50% share, was recorded at fair value.

Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company's U.S. qualified defined benefit pension plans.

CONTACT:
Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com
www.ATImetals.com